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                                                                    Exhibit 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Henry Schein, Inc.
Melville, New York

         We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Henry Schein, Inc. on Form S-3 of our reports dated February 27, 1998 relating to the consolidated financial statements and schedule of Henry Schein, Inc. (the "Company") and of our report dated January 30, 1998 (except for Note 13, as to which the date is March 20, 1998) relating to the financial statements of HS Pharmaceutical, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 27, 1997.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
--------------------

New York, New York

April 22, 1998